Exhibit 99.1

Contact: Tim Berryman

Director – Investor Relations

Medical Properties Trust, Inc.

(205) 969-3755

tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS SECOND QUARTER RESULTS

Net Income Up 100% to $0.22 Per Share on Gains on Sales; Normalized FFO Per Share Increased 7% to $0.32

Strong Balance Sheet, Low Leverage and $1.5 Billion in Liquidity Position Company for

Accelerating Asset, Cash Flow and Dividend Growth

Birmingham, AL – August 4, 2016 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the second quarter ended June 30, 2016.

“We are very pleased to have successfully executed our repositioning and deleveraging strategy, strengthening our balance sheet and reducing leverage to our targeted range of 5.0 to 5.5 times debt to EBITDA,” said Edward K. Aldag, Jr., MPT’s Chairman, President and Chief Executive Officer. “Our recent asset sales have demonstrated the significant value in our portfolio with exit cap rates on select properties in the 6.5 to 7.0 percent range as compared to initial cash rates of 9.5 to 10.0 percent. The cash proceeds from our asset sales and the recent sales of common stock under our at-the-market program have provided us $1.5 billion in liquidity for our expanding pipeline as we continue to invest with best-in-class hospital operators offering significant long-term growth potential for MPT and our shareholders. We are well-positioned to pursue value-creating, accretive acquisitions in a largely untapped hospital real estate market that is estimated to be a half-trillion dollars in size,” said Aldag.

SECOND QUARTER AND RECENT HIGHLIGHTS

•	Completed sales of five long-term acute care hospitals (“LTACH”) and one inpatient rehabilitation hospital (“IRF”) for a total of $89.7 million, realizing gains of approximately 36% and contributing to net income in the quarter totaling $0.22 per share, a 100% gain over 2015’s second quarter;

•	Sold three IRFs in July at valuations equivalent to a 6.7% capitalization rate, generating proceeds exceeding $111.5 million and gains of approximately $45 million, all of which were deferred for capital gains tax purposes;

•	Reduced debt to among the best in healthcare REIT sector at 5.4 times EBITDA with the help of asset sales which further demonstrated the substantial unrealized value in MPT’s portfolio; LTACH exposure reduced to 7% of total assets;

•	Generated Normalized Funds from Operations (“FFO”) per diluted share of $0.32 in the second quarter, up 7% compared to $0.30 per share reported in the second quarter of 2015;

•	Acquired for €41.6 ($47.0) million a 73-bed general acute hospital in Heidelberg, Germany operated by MEDIAN Kliniken, finalizing the 2014 sale and leaseback agreements with MEDIAN;

•	Completed construction of two Adeptus First Choice ER (“Adeptus”) facilities in the second quarter at an aggregate cost of approximately $11.7 million and commenced rent; at end of second quarter, MPT was collecting rent from 42 Adeptus facilities with 14 more under construction and six undergoing pre-construction diligence reviews;

•	Sold 5.8 million shares of common stock under the Company’s at-the-market program generating proceeds of approximately $85.7 million during the months of June and July;

•	Issued $500 million in unsecured 5.250% Senior Notes due 2026 to fund the redemption of all of the $450 million aggregate principal amount of the Company’s existing 6.875% Senior Notes due 2021, including premium and accrued and unpaid interest;

•	Previously announced second quarter transactions include the $63 million acquisition of the St. Michael’s hospital in Newark and completion of a $20 million Toledo, Ohio IRF. In addition, the Company sold at par value its $50 million of notes acquired as part of the recent sale of Capella Health affiliates to RCCH Healthcare.

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income and reconciliations of net income to FFO and Adjusted Funds from Operations (“AFFO”), all on a basis comparable to 2015 results.

PORTFOLIO UPDATE

During and after the second quarter, and as described above, MPT sold real estate totaling approximately $201 million and unsecured notes receivable for $50 million. In aggregate, these transactions demonstrated the high quality and desirability of MPT assets, even those in a currently out-of-favor market such as LTACHs, which now represent less than 7% of MPT’s total assets. In addition, the $111.5 million sale of three IRFs to an institutional investor financed with bank debt proved the quality of MPT’s underwriting with a 31% compression of cap rates from an initial cash rate of 9.7% in 2010 to a 6.7% rate. With the proceeds of these transactions and proceeds from common shares sold during and after the quarter, MPT has reduced its debt and now has a sector-leading net debt to EBITDA multiple of 5.4 times.

MPT made investments in hospital real estate and commenced rent on development projects totaling approximately $140 million and leased to operators under long term absolute net leases with GAAP lease rates of between approximately 9.0% and 10.5%.

In addition, in July, MPT entered into an expanded agreement with affiliates of MEDIAN and third parties to acquire and lease to MEDIAN the real estate of various non-acute hospitals in

Germany. The acquisitions, which are subject to certain conditions, including Federal Cartel Office (antitrust) clearance, are expected to close commencing in the fourth quarter of 2016 through year end 2017. MPT also expects to acquire from and lease back to MEDIAN certain additional facilities that, while not under binding agreement, are expected to close during the fourth quarter of 2016. MPT will also make additional investments in the equity of MEDIAN to maintain its 5.1% interest. The properties are expected to be joined to the existing or a new master lease agreement with MEDIAN.

The Company has total gross assets of approximately $5.4 billion including $3.4 billion in general acute care hospitals, $1.4 billion in inpatient rehabilitation hospitals, and $0.4 billion in long-term acute care hospitals. The portfolio includes 207 properties representing more than 21,000 licensed beds in 29 states and in Germany, the United Kingdom, Italy and Spain. The properties are leased to or mortgaged by 27 hospital operating companies.

OPERATING RESULTS AND OUTLOOK

Net income for the second quarter of 2016 was $53.7 million (or $0.22 per diluted share), compared to $22.4 million (or $0.11 per diluted share) in the second quarter of 2015. Net income for the second quarter of 2016 includes a net gain of $16.6 million on the sale of real estate and other asset dispositions. Net income for the second quarter of 2015 included $25.8 million in acquisition expenses, of which approximately $21 million was from real estate transfer taxes related to MEDIAN properties acquired in 2015.

Normalized FFO for 2016’s second quarter increased 20% to $75.5 million compared with $62.9 million in the second quarter of 2015. Per share Normalized FFO increased 7% to $0.32 per diluted share in the second quarter compared with $0.30 per share in the second quarter of 2015.

Based on management’s present investment, capital and operating strategies, and the expected timing of each, management estimates that 2016 net income will range from $0.98 to $1.01 per share and reaffirms estimates that 2016 Normalized FFO will range from $1.29 to $1.33 per share. A reconciliation of our Normalized FFO guidance to our net income (on a GAAP basis) is included with the financial tables accompanying this press release.

This estimate does not include the effects, if any, of unexpected real estate operating costs, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. These estimates may change if the Company acquires or sells assets, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from investments in tenant operations vary from expectations, or existing leases do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, August 4, 2016 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended June 30, 2016. The dial-in numbers for the conference call are 855-365-5214 (U.S.) and

440-996-5721 (international); both numbers require passcode 48570788. The conference call will also be available via webcast in the Investor Relations’ section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion through August 18, 2016. Dial-in numbers for the replay are 855-859-2056 and 404-537-3406 for U.S. and international callers, respectively. The replay passcode for both U.S. and international callers is 48570788.

The Company’s supplemental information package for the current period will also be available on the Company’s website under the “Investor Relations” section.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model allows hospitals and other healthcare facilities to unlock the value of their underlying real estate in order to fund facility improvements, technology upgrades, staff additions and new construction. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the satisfaction of all conditions to, and the timely closing (if at all) of pending transactions; net income per share; Normalized FFO per share; the amount of acquisitions of healthcare real estate, if any; results from the potential sales, if any, of assets; capital markets conditions; estimated leverage metrics; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the payment of future dividends, if any; completion of additional debt arrangements, and additional investments; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	June 30, 2016	December 31, 2015
Assets	(Unaudited)	(A)
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$3,482,199	$3,297,705
Real estate held for sale	63,074	—
Net investment in direct financing leases	528,747	626,996
Mortgage loans	549,337	757,581

Gross investment in real estate assets	4,623,357	4,682,282
Accumulated depreciation and amortization	(278,590)	(257,928)

Net investment in real estate assets	4,344,767	4,424,354
Cash and cash equivalents	181,561	195,541
Interest and rent receivables	47,699	46,939
Straight-line rent receivables	95,988	82,155
Other assets	447,918	860,362

Total Assets	$5,117,933	$5,609,351

Liabilities and Equity
Liabilities
Debt, net	$2,758,635	$3,322,541
Accounts payable and accrued expenses	148,218	137,356
Deferred revenue	20,997	29,358
Lease deposits and other obligations to tenants	22,845	12,831

Total Liabilities	2,950,695	3,502,086

Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 500,000 shares; issued and outstanding — 240,341 shares at June 30, 2016 and 236,744 shares at December 31, 2015	240	237
Additional paid in capital	2,642,281	2,593,827
Distributions in excess of net income	(414,657)	(418,650)
Accumulated other comprehensive loss	(65,340)	(72,884)
Treasury shares, at cost	(262)	(262)

Total Medical Properties Trust, Inc. Stockholders’ Equity	2,162,262	2,102,268

Non-controlling interests	4,976	4,997

Total Equity	2,167,238	2,107,265

Total Liabilities and Equity	$5,117,933	$5,609,351

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues
Rent billed	$77,960	$53,893	$152,021	$106,994
Straight-line rent	8,551	5,252	16,768	9,980
Income from direct financing leases	13,552	12,808	32,503	25,363
Interest and fee income	26,237	27,848	60,007	53,425

Total revenues	126,300	99,801	261,299	195,762
Expenses
Real estate depreciation and amortization	22,832	14,956	43,974	29,712
Impairment charges	7,375	—	7,375	—
Property-related	784	530	1,685	881
Acquisition expenses	4,767	25,809	3,702	32,048
General and administrative	12,045	10,642	23,516	21,547

Total operating expenses	47,803	51,937	80,252	84,188

Operating income	78,497	47,864	181,047	111,574
Interest expense	(41,501)	(26,890)	(80,874)	(53,556)
Gain on sale of real estate and other asset dispositions, net	16,638	—	16,678	—
Other income (expense)	654	2,078	(4,018)	1,385
Income tax expense	(364)	(563)	(683)	(938)

Income from continuing operations	53,924	22,489	112,150	58,465
Loss from discontinued operations	—	—	(1)	—

Net income	53,924	22,489	112,149	58,465
Net income attributable to non-controlling interests	(200)	(82)	(498)	(161)

Net income attributable to MPT common stockholders	$53,724	$22,407	$111,651	$58,304

Earnings per common share – basic:
Income from continuing operations	$0.23	$0.11	$0.47	$0.28
Loss from discontinued operations	—	—	—	—

Net income attributable to MPT common stockholders	$0.23	$0.11	$0.47	$0.28

Earnings per common share – diluted:
Income from continuing operations	$0.22	$0.11	$0.47	$0.28
Loss from discontinued operations	—	—	—	—

Net income attributable to MPT common stockholders	$0.22	$0.11	$0.47	$0.28

Dividends declared per common share	$0.23	$0.22	$0.45	$0.44

Weighted average shares outstanding – basic	238,082	208,071	237,796	205,515
Weighted average shares outstanding – diluted	239,008	208,640	238,413	206,127

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
FFO information:
Net income attributable to MPT common stockholders	$53,724	$22,407	$111,651	$58,304
Participating securities’ share in earnings	(132)	(250)	(276)	(516)

Net income, less participating securities’ share in earnings	$53,592	$22,157	$111,375	$57,788

Depreciation and amortization (A)	23,335	14,956	44,807	29,712
Gain on sale of real estate	(22,613)	—	(22,653)	—

Funds from operations	$54,314	$37,113	$133,529	$87,500

Write-off of straight line rent and other	3,063	—	3,063	—
Transaction costs from non-real estate dispositions	5,975	—	5,975	—
Acquisition expenses (A)	4,801	25,809	9,034	32,048
Impairment charges	7,375	—	7,375	—
Unutilized financing fees / debt refinancing costs	—	—	4	238

Normalized funds from operations	$75,528	$62,922	$158,980	$119,786

Share-based compensation	1,814	2,598	3,509	5,200
Debt costs amortization	2,062	1,394	3,897	2,771
Additional rent received in advance (B)	(300)	(300)	(600)	(600)
Straight-line rent revenue and other	(11,204)	(6,928)	(22,033)	(13,260)

Adjusted funds from operations	$67,900	$59,686	$143,753	$113,897

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.22	$0.11	$0.47	$0.28
Depreciation and amortization (A)	0.10	0.07	0.18	0.14
Gain on sale of real estate	(0.09)	—	(0.09)	—

Funds from operations	$0.23	$0.18	$0.56	$0.42

Write-off of straight line rent and other	0.01	—	0.01	—
Transaction costs from non-real estate dispositions	0.03	—	0.03	—
Acquisition expenses (A)	0.02	0.12	0.04	0.16
Impairment charges	0.03	—	0.03	—
Unutilized financing fees / debt refinancing costs	—	—	—	—

Normalized funds from operations	$0.32	$0.30	$0.67	$0.58

Share-based compensation	0.01	0.01	0.01	0.03
Debt costs amortization	0.01	0.01	0.01	0.01
Additional rent received in advance (B)	—	—	—	—
Straight-line rent revenue and other	(0.06)	(0.03)	(0.09)	(0.07)

Adjusted funds from operations	$0.28	$0.29	$0.60	$0.55

(A)	Includes our share of real estate depreciation and acquisition expenses from unconsolidated joint ventures (if any). Any such amounts are included with the activity of all of our equity interests in the “Other income (expenses)” line on the consolidated statements of income.
(B)	Represents additional rent received from one tenant in advance of when we can recognize as revenue for accounting purposes. This additional rent is being recorded to revenue on a straight-line basis over the lease life.

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) unbilled rent revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Fiscal Year 2016 Guidance Reconciliation

(Unaudited)

	Fiscal Year 2016 Guidance - Per Share(1)
	Low	High

Net income attributable to MPT common stockholders	$0.98	$1.01
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$0.98	$1.01

Depreciation and amortization	0.37	0.38
Gain on sale of real estate	(0.28)	(0.28)

Funds from operations	$1.07	$1.11

Other adjustments(2)	0.22	0.22

Normalized funds from operations	$1.29	$1.33

(1)	The 2016 guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and the Company’s filings with the Securities and Exchange Commission for a discussion of risk factors that affect the Company’s performance.
(2)	Includes acquisition expenses, write-off of straight line rent, transaction costs from non-real estate dispositions, impairment charges, unutilized fees/debt refinancing costs, and other.